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                                                                   EXHIBIT 10.11



                          PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT, made and entered into this 29th day of August, 1997, by and between COTTON VALLEY RESOURCES CORPORATION, hereinafter referred to as "BUYER" and CROWN PARTNERS L.L.C. MINERALS DIVISION hereinafter referred to as "SELLER".

         Seller owns the undivided interest described in Exhibit "A" in and to the entire estates created by the oil and gas leases, Corporation Commission Pooling Orders, operating agreements and other agreements affecting the interests described in Exhibit "A" attached hereto and made a part hereof, (hereinafter called the "Leases"), insofar as the Leases cover and related to the land described in Exhibit "A" (hereinafter called the "Land"), together with an identical undivided interest in and to all property and rights incident thereto, including all rights in, to and under all agreements, product purchase and sales contracts, leases, permits, rights-of-way, easements, licenses, partnership rights, options and orders in any way relating thereto, in and to all of the personal property, fixtures and improvements now or as of the "Effective Time" (as hereinafter defined) thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of liquid or gaseous hydrocarbons produced from or attributable to, together with all other interests owned by Seller in and to said Land. All of the foregoing are herein referred to as the "Interests".

         Seller desires to sell and convey and Buyer desires to purchase and pay for the Interests set forth in the Exhibit "A", effective as of March 1, 1997 at 7:00 o'clock a.m. CDT (hereinafter referred to as the "Effective Time").

         IN CONSIDERATION of the above recitals and of the benefits to be derived by each Party under this Agreement, it is agreed as follows:

         1. Sale and Purchase - Seller agrees to sell and convey and Buyer agrees to purchase and pay for that portion of the Interests set forth on Exhibit "A", subject to the terms of this Agreement.

         2. Purchase Price - The aggregate purchase price for the Interests shall be $34,545.00.

         3. Title Information - Seller shall make available to Buyer title information pertaining to the Interests prior to Closing including copies of all title opinions, title reports, and division orders pertaining to the Interests heretofore received by Seller or to which Seller has reasonable access.
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         All such information now in possession of Seller shall also be open to inspection by Buyer at any reasonable time from the date hereof through the closing of title to the interests herein (the "Closing") or the termination of this Agreement. If such information or any other information or date shall reflect the existence of any encumbrance, encroachment, defect in or objection to title which Buyer does not waive (all of which are herein called the "Title Defects"), written notice of the Title Defects shall be given to Seller prior to Closing. No matter shall be construed as a Title Defect unless so construed under generally accepted oil and gas industry title examination standards for the State of Oklahoma. If Title Defects shall be so specified, Seller may make reasonable effort to cure or remove all of the Title Defects at the expense of Seller.

         If Title Defects are not cured or removed at or before the Closing, Buyer may elect in writing to either: (1) extend the Closing Date and during such extension Seller may make a good faith effort to cure and remove the Title Defects; (2) waive the Title Defects and proceed with the Closing; or (3) terminate this Agreement. If this Agreement is so terminated or terminated under any other provision of this Agreement, Buyer shall return to Seller all of the items which Seller has delivered to Buyer hereunder. If this Agreement is terminated for any reason or is breached, this paragraph shall not be construed to limit Seller's or Buyer's legal or equitable remedies.

         4. Seller's Representations - Seller represents, warrants and agrees as to its respective Interests to and with Buyer that:

         (a) The Interests will be free and clear of all liens and encumbrances by Closing, and Seller has provided Buyer with Seller's information relating to the Interests including but not limited to production information, product pricing information and lease operating expense.

         (b) To the knowledge of Seller, the Leases are in full force and effect, are valid and subsisting, and cover the entire estate which they purport to cover, and Seller has never been advised directly or indirectly by any Lessor under any Lease or by any other Party of a default under any Lease or of any requirements or demands to drill additional wells on any of the Land covered by the Leases.

         (c) The Interests entitle Seller to receive not less than the undivided Interests shown on Exhibit "A" as "Net Revenue Interests" of all indicated hydrocarbons produced, saved and marketed from the Land and all Wells located thereon. Seller's obligation to bear costs and expenses relating to the development of and operations on the Leases, Land and Wells thereon will not be greater than the "Working Interests" set forth on Exhibit "A".

         (d) It is understood that Seller will warrant and forever defend the title of Buyer as to the acts of Seller to the Interests against all claims made by, through and under Seller, but not otherwise.

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         5.      Closing - Unless extended pursuant to the terms of this
Agreement, the Closing shall occur on or before September 10, 1997, unless extended by the mutual consent of the Parties hereto. As a condition to Buyer Closing, the representations of Seller set forth in Paragraph 4 above must be true and correct. At Closing the following shall occur:

         (a) Seller shall execute, acknowledge and deliver an Assignment, Bill of Sale and Conveyance in the form attached hereto as Exhibit "B" and an Assignment of General Partnership Interest in the form attached hereto as Exhibit "C", conveying title to the Interests to Buyer, free, and clear of all liens and encumbrances, which instrument shall be effective as of the Effective Time.

         (b) Seller agrees to indemnify and save and hold harmless Buyer against all claims, costs, expenses and other liabilities with respect to the interest, which accrue or relate to times prior to the Effective Time. Likewise, Buyer agrees to indemnify and save and hold harmless Seller against all claims, costs, expenses and other liabilities with respect to the Interests, which accrue or relate to times after the Effective Time.

         (c) Seller agrees that Buyer shall be entitled to receive all proceeds from production attributable to the Interests after the Effective Time and Buyer shall be responsible for all costs attributable to the Interests after the Effective Time.

         (d) Buyer agrees that Seller shall be entitled to receive all proceeds from production attributable to the Interests prior to the Effective Time and Seller shall be responsible for all costs attributable to the Interests prior to the Effective Time. Buyer shall deliver to Seller the Purchase Price as set forth above. Buyer shall also reimburse Seller for direct expenses paid by Seller after the Effective Time and Seller shall remit to Buyer any proceeds for production after the Effective Time, provided Seller shall have given notice to Buyer of such expenses and receipts not less than Three (3) Business Days prior to the Closing Time.

         (f) Seller shall deliver (subject to the terms of applicable operating agreements) to Buyer exclusive possession of the Interests. In addition, Seller shall deliver to Buyer all the lease files, well logs, well files, geological files, production files, division orders, title documentation, records pertaining to rentals, delay rentals and shut-in payments, correspondence, and objective data in possession or control of Seller that relate to the Interests. Buyer agrees to maintain and allow Seller to copy such information for a period of three years from the Effective Time.

         (g)      At the Closing and thereafter as may be necessary,
                  the Parties hereto shall execute, acknowledge and
                  deliver transfer orders, additional assignments and
                  such other instruments and shall take such other
                  action as may be necessary to carry out their
                  obligations under this Agreement.
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         6.      Gas Balancing - Prior to Closing, Seller agrees to disclose to
Buyer all gas imbalances affecting the Interests. Should Buyer discover (before Closing) that Seller's interests are either over/under produced due to a gas balancing arrangement, Buyer may terminate this Agreement.

         7. Casualty Loss - If, prior to Closing, all or any part of the Interests shall be destroyed by fire or other casualty, or if any part of the Interests shall be taken in condemnation or under the rights of eminent domain or if any proceedings for such purposes shall be pending or threatened, Buyer may elect to terminate this Agreement. If Buyer shall so elect, neither Party shall have any further obligation to the other hereunder.

         8. Notices - All communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered, or if mailed by registered or certified mail, postage prepaid, addressed as set forth above. Either Party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

         9. Binding Effect - This Agreement shall be binding upon and shall inure to the benefit of the Parties thereto and their respective successors and assigns.

         10. Entire Agreement - This Instrument and Exhibits attached hereto state the entire agreement between the Parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by each of the Parties. The headings are for guidance only and shall have no significance in the interpretation of this Agreement.

         11. Final Accounting - Within Sixty (60) Days of the Closing Date, Seller shall deliver to Buyer a Final Accounting Statement showing the proration of credits and payment obligations of Buyer and Seller. Within Ten
(10) Days thereafter, the Parties shall use their best efforts to reach agreement on the final settlement and make final payments accordingly.

         12. Taxes - All ad valorem taxes, real property taxes and personal property taxes with respect to the Interests for the Tax Period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. Such apportionment shall be made using tax information for the current year if available, and if not available, the prior year actual taxes.

         13. Governing Law - This Agreement shall be governed by and interpreted in accordance with the laws of the State of Oklahoma. All assignments and instruments of conveyance executed in accordance with this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Oklahoma.
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Executed to be effective for all purposes as of the date and time first above written.

                                  "BUYER"


                                  COTTON VALLEY RESOURCES CORPORATION

ATTEST

/s/ PATTY DICKERSON               By: /s/ JAMES E. HOGUE
-------------------------------       ----------------------------------
Asst. Secretary                       James E. Hogue
                                      President

                                  "SELLER"


                                  CROWN PARTNERS L.L.C. MINERALS DIVISION



                                  /s/ JACK E. WHEELER
                                  ---------------------------
                                  Jack E. Wheeler
                                  Managing Partner